EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-89948 of Central Coast Bancorp on Form S-8 of our report dated January 22, 2001 (February 28, 2001 as to the stock dividend information in Note 1), appearing in this Annual Report on Form 10-K of Central Coast Bancorp for the year ended December 31, 2000.





DELOITTE & TOUCHE LLP

Salinas, California
March 23, 2001


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